                            NOTICE OF EXTRAORDINARY MEETING OF

SHAREHOLDERS OF NEWSGURUS.COM, INC.

To the Shareholders of NEWSGURUS.COM, INC.:

An important Extraordinary Meeting of Shareholders will be held at the offices of Newsgurus.com, Inc., located at 5774 Deadpine Drive, Kelowna, British Columbia, V1P 1A3, on Thursday, January 10, 2002, at 1:00 p.m. for the purposes of:

1. Changing the name of the Company to Secure Enterprise Solutions Inc.

2. Ratifying 1-for-2 reverse stock split in the share capitalization of the Company.

3. Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on December 7 2001, are entitled to notice of and to vote at the meeting or any adjournment thereof. You are cordially invited to attend the meeting. If you do not expect to be present, please sign and date the accompanying proxy and mail it at once in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Chris Bunka

Chris Bunka, Chairman of the Board

Dated: December 7, 2001

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

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